UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):  December 3, 2013

POWELL INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-12488 (Commission File Number)	88-0106100 (I.R.S. Employer Identification Number)

8550 Mosley Road Houston, Texas (Address of Principal Executive Offices)		77075-1180 (Zip Code)

(713) 944-6900

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Action (17CFR240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02  Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2013, Powell Industries, Inc. (the “Company”) announced the election of Neil Dial as the Company’s Senior Vice President and Chief Operating Officer to be effective as of December 1, 2013.

Mr. Dial, who is 62, most recently served as Senior Vice President of Global Operations of Power-One, Inc., a provider of high-efficiency and high-density power supply products, since 2008.  From 2002 to 2008, Mr. Dial served as Vice President and General Manager of the North American division of Plexus Corporation, an electronic manufacturing service provider.  Mr. Dial holds a Bachelor of Business Administration from the University of Northern Iowa and a Master of Arts in Administration from the University of Northern Colorado.  There are no family relationships between Mr. Dial and any director or executive officer of the Company.

In connection with such election, the Company and Mr. Dial entered into an employment agreement effective as of December 1, 2013 (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. Dial is entitled to receive a base salary equal to $300,000, subject to review annually by and at the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”).  The Company has also agreed to reimburse or pay for certain expenses of Mr. Dial associated with his relocation to Houston, Texas.  The Employment Agreement further provides that Mr. Dial will be eligible for an annual discretionary bonus under the Company’s short term incentive plan, and eligible for a target award under the Company’s long-term incentive plan equal to 75% of Mr. Dial’s annual base salary, assuming certain time-based and performance-based objectives are satisfied as determined by the Compensation Committee.  The Employment Agreement commenced effective as of December 1, 2013 and expires upon the earlier of (a) the last day of the month in which Mr. Dial reaches age 65, in which case, unless otherwise agreed to, Mr. Dial’s employment shall continue at will and shall be terminable by either Mr. Dial or the Company for any reason or (b) the date on which Mr. Dial’s employment terminates pursuant to the terms of the Employment Agreement or Mr. Dial’s resignation or retirement.

The Employment Agreement provides that in the event the Company terminates Mr. Dial’s employment without “cause” or if Mr. Dial terminates his employment for “good reason” (as these terms are defined in the Employment Agreement) during the term thereof, Mr. Dial will be entitled to receive, among other things, his then-current base salary for 12 months thereafter, an amount equal to his then-current target short-term incentive compensation and his equity-based awards will immediately vest. In the event that the Company terminates Mr. Dial’s employment without cause or Mr. Dial terminates his employment for good reason within a specified period following a change in control, Mr. Dial will be entitled to receive, among other things, his then-current base salary for 24 months thereafter and an amount equal to two-times his then-current target short-term incentive compensation. Additionally, Mr. Dial’s equity-based awards will immediately vest.

In connection with entry into the Employment Agreement, Mr. Dial has agreed not to (A) compete with the Company for so long as he is employed by the Company and for the greater of (i) one year from the date of termination of his employment and, (ii) if applicable, the period during which he is entitled to receive severance (the “Restricted Period”) or (B) solicit or encourage any employee or consultant of the Company to leave employment of the Company or otherwise hire any such employees during the Restricted Period.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 8.01  Other Events.

On December 3, 2013, the Company issued a press release titled “Powell Industries Names New Chief Operating Officer.”

A copy of such press release is included as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement effective as of December 1, 2013 by and between the Company and Neil Dial

99.1	Press Release dated December 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POWELL INDUSTRIES, INC.

Date: December 5, 2013
	By:	/s/ Don R. Madison
Don R. Madison
Executive Vice President
Chief Financial and Administrative Officer
(Principal Financial Officer)

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement effective as of December 1, 2013 by and between the Company and Neil Dial

99.1	Press Release dated December 3, 2013